                           BOWLES HOLLOWELL CONNER AND
                        FIRST UNION CAPITAL MARKETS GROUP
                               PRESENTATION TO THE
                         BOARD OF DIRECTORS OF SHERIDAN
                                HEALTHCARE, INC.

                                 MARCH 24, 1999
                                   (IN A BOX)

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 1

            Executive Summary (in a box)


            Industry and Company Overview


            Valuation


            Conclusions


            Exhibits

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 2

EXECUTIVE SUMMARY

- BHC AND SALOMON SMITH BARNEY WERE ENGAGED ON NOVEMBER 5, 1998 BY SHERIDAN HEALTHCARE, INC. ("SHERIDAN" OR THE "COMPANY") TO EVALUATE SHERIDAN'S STRATEGIC ALTERNATIVES AND TO INITIATE DISCUSSIONS WITH A LIMITED NUMBER OF PARTIES REGARDING A SALE OR RECAPITALIZATION OF THE COMPANY. AS PART OF THIS ENGAGEMENT, THE BOARD OF DIRECTORS OF SHERIDAN HAS ASKED BHC TO PROVIDE A FAIRNESS OPINION RELATED TO VESTAR CAPITAL PARTNERS III, L.P.'S ("VESTAR") PROPOSED ACQUISITION OF SHERIDAN.

- FOR PURPOSES OF THIS OPINION, THE "TRANSACTION" REFERS TO THE PROPOSED TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF SHERIDAN AND THE FOLLOW ON MERGER OF SHERIDAN WITH AN ENTITY CREATED BY VESTAR WHICH IS MORE FULLY SET FORTH IN THE DRAFT AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH ___, 1999 (THE "AGREEMENT").

-     IN ARRIVING AT OUR OPINION, WE HAVE AMONG OTHER THINGS:

      - REVIEWED THE FINANCIAL TERMS OF THE TRANSACTION, AS SET FORTH IN THE AGREEMENT;

      - REVIEWED CERTAIN HISTORICAL BUSINESS, FINANCIAL, AND OTHER INFORMATION RELATED TO SHERIDAN;

      - REVIEWED CERTAIN FINANCIAL FORECASTS AND OTHER DATA PROVIDED TO US BY MEMBERS OF SHERIDAN'S MANAGEMENT;

      - CONDUCTED DISCUSSIONS WITH MEMBERS OF SHERIDAN'S MANAGEMENT WITH RESPECT TO ITS BUSINESS, PROSPECTS, AND FINANCIAL FORECASTS;

      - REVIEWED CERTAIN FINANCIAL INFORMATION REGARDING SIMILAR COMPANIES AND TRANSACTIONS;

      - CONSIDERED SUCH OTHER INFORMATION, FINANCIAL STUDIES, ANALYSES, AND INVESTIGATIONS AS WE DEEMED APPROPRIATE.

- BASED UPON OUR ANALYSIS AND SUBJECT TO CERTAIN LIMITATIONS AND ASSUMPTIONS SET FORTH IN THIS PRESENTATION, IT IS OUR OPINION THAT, AS OF THE DATE HEREOF, THE CONSIDERATION TO BE PAID TO THE SHAREHOLDERS OF SHERIDAN (OTHER THAN MANAGEMENT PARTICIPATING WITH VESTAR IN THE TRANSACTION WITH RESPECT TO WHOM WE EXPRESS NO OPINION) PURSUANT TO THE TRANSACTION IS FAIR FROM A FINANCIAL POINT OF VIEW.

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 3


REVISED TRANSACTION

                              Offer Price for Sheridan Shares        $  9.25
                              -------------------------------        --------------

                              Total Equity Value (1)                 $ 62.1 million

                              Plus:  Total Net Debt (2)              $ 85.2 million
                                                                     --------------

                              ENTERPRISE VALUE                       $147.3 million

                                   (IN A BOX)

Transaction Currency:         Cash

Transaction Structure:        Vestar proposes a two-step transaction
                              in which Vestar will organize a new entity that will tender for Sheridan's outstanding common stock and after completion of the tender offer will merge into Sheridan. In-the-money Sheridan options will be cashed out at the merger price.

Topping Fee:                  Vestar will be entitled to a topping fee of
                              $6.4 million.


Closing Considerations:       Vestar requires at least 51% of current
                              shareholders to tender their shares into the Transaction. Management and insider equity represents approximately 10.2% of pre-Transaction equity. Key members of management (CEO, EVP, CFO/COO, and the Counsel) currently hold approximately 8.4% of pre-Transaction equity and are expected to rollover equity totaling $3.0 million in the Transaction.

(1) Number of shares outstanding used to calculate equity value was 6.7 million shares. Number of shares outstanding was calculated by taking the actual shares outstanding (6.6 million) plus in-the-money options relative to $9.25 offer price (579,000) less the proceeds generated by those options ($4.2 million) divided by the offer price.

(2) Net debt equals projected debt at closing of $85.2 million. Cash is assumed to be $0 at closing.

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 4


ORIGINAL TRANSACTION

                              Offer Price for Sheridan Shares        $ 11.50
                              -------------------------------

                              Total Equity Value (1)                 $ 85.2 million

                              Plus:  Total Net Debt (2)              $ 76.2 million
                                                                     --------------

                              ENTERPRISE VALUE                       $161.4 million

                                   (IN A BOX)

Transaction Currency:         Cash

Transaction Structure:        Vestar proposes a one-step merger transaction
                              structured to permit recapitalization accounting in which Vestar would have organized a new entity and merged it into Sheridan. In-the-money Sheridan options would have been cashed out at the merger price.

Topping Fee:                  Vestar would have been entitled to a topping fee
                              of $7.0 million.


Closing Considerations:       Vestar would have required at least 10%, not more
                              than 30%, of current shareholders to roll their equity into the Transaction (3). Management and insider equity represented approximately 9.3% of pre-Transaction equity. Key members of management
                              (CEO, EVP, CFO/COO, and the Counsel) held approximately 7.6% of pre-Transaction equity and were expected to make equity commitments totaling
                              $7.7 million in their new entity.

(1) Number of shares outstanding used to calculate equity value was 7.4 million shares. Number of shares outstanding was calculated by taking the actual shares outstanding (7.2 million) plus in-the-money options relative to $11.50 offer price (860,000) less the proceeds generated by those options ($6.9 million) divided by the offer price.

(2) Net debt equaled the then projected debt at closing of $76.2 million. Cash was assumed to be $0 at closing.

(3) For purposes of our analysis, we assumed the trading value of the stub equity equaled $11.50, but the stub equity was likely to trade initially at a discount to current trading values due to, among other things, lack of liquidity and increased leverage. We were not going to express (and could not express) an opinion as to the trading value of such stub equity.

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 5


DUE DILIGENCE REVIEW AND EVALUATION PROCESS

- Reviewed publicly available information, including SEC filings and selected equity research reports on Sheridan.

- Reviewed Sheridan's financial projections and conducted interviews with Sheridan's senior management.

- Analyzed Sheridan's financial performance and market valuation relative to publicly traded comparable companies.

- Examined the multiples paid in recent acquisitions of comparable publicly traded companies.

- Performed a discounted cash flow valuation of Sheridan based on management's projections.

-     Performed a LBO analysis of Sheridan based on management's projections.

- Conducted an auction process which included the selection of likely strategic and financial buyers.

-     Reviewed the final draft of the Agreement and Plan of Merger.

EXECUTIVE SUMMARY                PRESENTATION TO THE BOARD OF DIRECTORS  page 6


ENTERPRISE VALUE MULTIPLES

- The following chart summarizes the enterprise value multiples paid for Sheridan by Vestar based upon a closing equity purchase price of $9.25 per share (yielding an enterprise value of $147.3 million).

                           Purchase Multiple Analysis
                                 ($ in Millions)

            Enterprise Value  $147.3

                                                       Valuation Multiples
                                                       -------------------
                                          Run                        Run
                               1998       Rate (1)       1998        Rate (1)
                               ----       --------
            Sales             $113.0       $116.3        1.3x        1.3x

            EBITDA            $  19.1      $  20.5       7.7x        7.2x

            EBIT              $  14.8      $  15.5       10.0x       9.5x

                                   (IN A BOX)

(1)   Run rate equals annualized 4Q98 financial information

INDUSTRY AND COMPANY OVERVIEW    PRESENTATION TO THE BOARD OF DIRECTORS  page 7



            Executive Summary


            Industry and Company Overview (in a box)


            Valuation


            Conclusions


            Exhibits

INDUSTRY AND COMPANY OVERVIEW    PRESENTATION TO THE BOARD OF DIRECTORS  page 8

COMPANY OVERVIEW

- Sheridan operates and manages physician practices that provide specialist physician services through integrated physician networks and hospital outsourcing.

      -     Integrated Physician Networks.

            - Multi-specialty physician group practices, representing 233 physicians, developed around key hospitals in selected geographies to provide for the healthcare needs of women and children. Specialty services include anesthesia, neonatology, pediatrics, obstetrics, gynecological oncology, perinatology, and infertility.

            -     Create value by:

                  - Enabling the provision of a broad range of services to a specific patient population.

                  - Providing physicians and hospitals greater access to managed care contracts.

                  - Strengthening the Company's relationships with key hospitals.

            -     Hospital Outsourcing

                  - Contract specialist physician services at hospitals and ancillary facilities in markets not suitable for development of multi-specialty physician group practices. Specialty services include anesthesia, neonatology, pediatric intensive care, and emergency.

- Sheridan's initial focus was in the provision and management of anesthesia services in South Florida. As the Company's market presence grew, Sheridan recognized the opportunity to develop multi-specialty physician group practices around key hospitals it was already servicing.

INDUSTRY AND COMPANY OVERVIEW     PRESENTATION TO THE BOARD OF DIRECTORS  PAGE 9

SHERIDAN HEALTHCARE, INC., STOCK PERFORMANCE VS. PPM, RUSSELL 2000, AND S&P 500 INDICES (FROM NOVEMBER 1, 1995 TO MARCH 23, 1999)

                                 [GRAPH OF SUCH]

MULTI-SPECIALTY PPM Index includes:  MDM, PHMX, PHYC, and PMCO.
SINGLE-SPECIALTY PPM Index includes:  AORI, APPM, PATH, PDX, and PHYN.

      Source:  FactSet Database

      * Data for 4/97 through 6/97 for Sheridan and 4/97 through 5/97 for the S&P for the S&P 500 reflects period for which forward P/E multiple data is not available from FactSet.

INDUSTRY AND COMPANY OVERVIEW   PRESENTATION TO THE BOARD OF DIRECTORS  PAGE 10

SHERIDAN HEALTHCARE, INC., STOCK PERFORMANCE VS. PPM, RUSSELL 2000, AND S&P 500 INDICES (FROM MARCH 7, 1995 TO MARCH 23, 1999)

Sheridan, Multi-Specialty PPM Index, and Single-Specialty PPM Index forward P/E multiples have contracted since early 1998 while average S&P 500 forward P/RE multiple has expanded.

                                 [GRAPH OF SUCH]

MULTI-SPECIALTY PPM Index includes:  MDM, PHMX, PHYC, and PMCO.
SINGLE-SPCIALTY PPM Index includes:  AORI, APPM, PATH, PDX, and PHYN.

      Source:  FactSet Database

      * Data for 4/97 through 6/97 for Sheridan and 4/97 through 5/97 for the S&P 500 reflects period for which forward P/E multiple data is not available from FactSet.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS PAGE 11

SHERIDAN HEALTHCARE, INC. - REVENUE SOURCE AND MIX


                                                           Revenue By Specialty
Geographic Location of Operations                        [PIE PERCENTAGE CHART]

[MAP OF USA HERE]





                                                            Revenue By Division
                                                          [PIE PERCENTAGE CHART]


-  Hospital Outsourcing
-  Multi-Specialty Group Physician Practices

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS PAGE 12

SHERIDAN HEALTHCARE, INC. - PHYSICIAN PRACTICE GROWTH

                          Projected Physician Practices
                               By the end of 2001
                 [THE FOLLOWING HEADINGS ARE IN A BAR-TYPE BOX]

                                                              PALM
                           BROWARD          DADE              BEACH             OTHER            TOTAL
OB/GYN                       35              40                15                 35              125

PERINATOLOGY                  3               4                 2                  6               15

SURGERY                       7               8                 3                  7               25

ONCOLOGY                      2               3                 2                  3               10

INFERTILITY                   2               1                 1                  1                5

NEONATOLOGY                  30              35                10                 25              100

PEDIATRIC                    12              12                 3                  8               35

ANESTHESIA                   60              35                30                 50              175

ER/PRIMAY CARE               12              18                 5                 25               60
                            ---             ---                --                ---              ---
         TOTAL              163             156                71                160              550

(ABOVE TOTAL LINE
 ENCLOSED IN BOX)

   Current Physicians        97              63                 4                 66              230

   Planned Growth            66              93                67                 94              320

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 13

SHERIDAN HEALTHCARE, INC. - PAYOR MIX* - 1997

[PIE PERCENTAGE CHART RE:]   MEDICARE 8.7%
                             MEDICARE FFS 8.5%
                             HOSPITALS 11.0%
                             HUMANA (FFS)** 7.1%
                             UNITED** 7.4%
                             BLUE CROSS/BLUE SHIELD** 7.1%
                             HIP** 7.5%
                             OTHER 42.7%

* Excludes $7.7 million in Humana Capitated revenues. The Humana Capitated contract was terminated in April of 1998.

** Includes amounts received from managed care plans for patients who have assigned their Medicare or Medicaid benefits to the plans.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 14

SHERIDAN HEALTHCARE, INC. - STOCK PRICE/VOLUME ANALYSIS
(FROM MARCH 23, 1998 TO MARCH 23, 1999)

[GRAPH RE SAME]








Recent Stock Price         $8.25
Range:  Low/High           $6.56  /  $17.06
Average Daily Volume       18,224

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 15

SHERIDAN HEALTHCARE, INC. - OWNERSHIP ANALYSIS

                    Total Shares Outstanding (1) = 6,708,676

                Institutional Holders (2)

                                                           Date                                       %of Shares
Institution                                              Reported              Shares Held            Outstanding
TA Associates                                             Dec-98                1,891,000                 28.2%
Edgemont Asset Management                                 Dec-98                  900,000                 13.4%
NationsBank                                               Dec-98                  438,695                  6.5%
Loomis Sayles                                             Dec-98                  360,300                  5.4%
Fleet Investments                                         Dec-98                  351,910                  5.2%
Dimensional Fund                                          Dec-98                  347,800                  5.2%
Cadence Capital                                           Dec-98                  242,500                  3.6%
BZW Barclays                                              Dec-98                   85,074                  1.3%
Rosenberg Investments                                     Dec-98                   79,000                  1.2%
Brandywine Asset Management                               Dec-98                   52,700                  0.8%
Merchant Capital                                          Dec-98                   18,300                  0.3%
Alex Brown & Sons                                         Dec-98                   12,500                  0.2%
Other Institutions                                                                  4,900                  0.1%
                      Total                                                     4,784,679                 71.3%


                                  Insiders(3)

                                                     % of Shares
    Insiders                    Shares Held          Outstanding
Mitchell Eisenberg                 248,041               3.7%
Lewis D. Gold                      199,659               3.0%
Gilbert L Drozdow                   77,459               1.2%
Michael F. Schundler                61,700               0.9%
Jay A. Martus                       53,721               0.8%
Other Insiders                      44,834               0.7%
                   Total           685,414              10.2%



                                          Shares            % of Shares
                                          Held              Outstanding
Estimated Retail and Other               1,238,583             18.5%



                               Ownership Breakdown
                              Retail & Order         18.5%
                              Insiders               10.2%
                              Institutions           71.3%

(1) Number of shares outstanding was calculated by taking the actual shares outstanding (6.6million) plus in the money options relative to $9.25 offer price (579,000) less the proceeds generated by those options ($4.2 million) divided by the offer price.

(2)  AS of latest 13F filing
(3) AS of latest proxy statement dated June 24, 1998; Includes exercisable options.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 16

SHERIDAN HEALTHCARE, INC. - STOCK PRICE /VOLUME HISTOGRAM
(From March 23, 1998 to March 23, 1999)

GRAPH TO BE INSERTED
Actual Volume - 0; 500,000; 1,000,000; 1,500,000; 2,000,000; 2,500,000
Price Range - 6.00-8.40; 8.40-10.80; 10.80-13.20; 13.20-15.60; 15.60-18.00

High: $17.50  Low: $6.50 Ave. Price: $10.40
4.6 million cumulative shares were traded representing 59.0% of the 7.8 million shares outstanding as reported for fiscal year ended 12/31/98.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 17

SHERIDAN HEALTHCARE, INC. - HISTORICAL FINANCIALS

Strong revenue growth through successful acquisitions.

20.4% compound annual growth rate from 1995 to 1998.

Attractive EBITDA growth and impressive margins.

51.7% compound annual growth rate from 1995 to 1998.

Steady improvement in historical EBITDA margins from 8.5% in 1995 to 16.9% in 1998.

EBITDA margin expansion occurred as Sheridan shifted its business mix towards multi-specialty groups focused on women's and children's health and hospital outsourcing, and away from primary care.

GRAPH TO BE INSERTED

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 18

SHERIDAN HEALTHCARE, INC. - HISTORICAL REVENUE MIX

GRAPH TO BE INSERTED

Since 1996, Sheridan has significantly reduced its primary care business, and focused its attention on its higher-margin multi-specialty group practices.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 19

SHERIDAN HEALTHCARE, INC. - KEY VARIABLES FOR GROWTH STRATEGY

Sheridan Healthcare, Inc. growth plan relies upon a combination of internal growth and acquisitions.

Internal growth initiatives include:

Internal contract growth.

New hospital outsourcing contracts.

Physician startups within integrated networks.

Selective addition of ancillary surgery centers.

The Company's ability to achieve internal growth objectives is dependent upon:

Continued ability to provide high hospital outsourcing contract service levels leading to internal contract growth, contract renewals, and new contracts.

Ability to attract additional specialist physician to compliment services provided through existing practice and integrated networks.

Ability to obtain necessary approvals for ancillary surgery centers.

Acquisitions include hospital-based and office-based specialist physician practices within Company-operated integrated networks.

The Company's ability to achieve acquisition growth objective is dependent upon:

Availability and receptivity of specialist physicians towards affiliation with the Company.

Price levels at which physician acquisition of affiliation can be completed.

Availability of capital at reasonable rates.

Limited incremental capital currently available to the Company.

Ability to successfully integrate acquired practice.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 20

SHERIDAN HEALTHCARE, INC. - FINANCIAL PROJECTIONS

GRAPH TO BE INSERTED

Strong projected revenue growth through acquisitions.

27.5 % compound annual revenue growth rate from 1998 to 2003.

10.0% compound annual internal revenue growth rate from 1999 to 2003.

Attractive cash flow projections.

34.1 % compound annual growth in EBITDA from 1998 to 2003.

18.6% to 21.8 % projected EBITDA margins.

Projected margins higher than historical results, reflecting continuing shift in revenue mix in favor of multi-specialty group practices.

(1)  Excludes bad debt expense.

(2) Internal initiatives include internal contract growth, new hospital outsourcing contracts, physician startups, and addition of ancillary centers.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 21

SUMMARY REVENUE PROJECTIONS - ($ in Millions)
Revenue projections are provided by Sheridan's management. The drivers of revenue growth are internal growth initiatives and acquisitions.


                                                              1999        2000        2001        2002        2003
Hospital Outsourcing
Hospital Outsourcing Base Revenue (1) (2)                  $  26.3     $  25.1     $  25.9     $  26.6     $  28.3
% of Total Revenue                                            15.2%       11.6%        9.8%        8.5%        7.4%
Acquisitions - Hospital Outsourcing                            9.6        15.1        21.2        28.6        38.1
Total Hospital Outsourcing                                 $  35.9     $  40.2     $  47.1     $  55.2     $  66.4
% of Total Revenue                                            20.8%       18.6%       17.8%       17.5%       17.5%

Integrated Networks
Integrated Networks Base Revenue (1) (3)                   $  87.3     $ 102.2     $ 116.5     $ 125.2     $ 138.7
% of Total Revenue                                            50.5%       47.2%       44.0%       39.9%       36.5%
Acquisitions - Integrated Networks                            38.2        60.2        84.6       114.2       152.2
Total Integrated Networks                                  $ 125.5     $ 162.4     $ 201.1     $ 239.4     $ 290.9
% of Total Revenue                                            72.6%       75.0%       76.0%       76.4%       76.6%

Primary Care
Total Primary Care Revenue                                 $   2.0     $   2.0     $   2.0     $   2.0     $   2.0
% of Total Revenue                                             1.1%        0.9%        0.7%        0.6%        0.5%

Total Revenue (Excluding Bad Debt)                         $ 163.3     $ 204.6     $ 250.2     $ 296.6     $ 359.3

                                                               Revenue Summary
                                                              1999        2000        2001        2002        2003

Total Hospital Outsourcing Revenue                         $  35.9     $  40.2     $  47.1     $  55.2     $  66.4
Total Integrated Networks Revenue                          $ 125.5     $ 162.4     $ 201.1     $ 239.4     $ 290.9
Total Primary Care Revenue                                 $   2.0     $   2.0     $   2.0     $   2.0     $   2.0
Bad Debt Expense                                           $   9.5     $  11.8     $  14.4     $  16.9     $  20.7
Total Revenue                                              $ 172.8     $ 216.4     $ 264.6     $ 313.5     $ 380.0

(1) Base revenue includes existing revenue and internal growth initiatives.
(2) Hospital outsourcing internal growth initiatives include internal contract growth and new contracts.
(3) Integrated network internal initiatives include internal contract growth, new contracts, physicians startups, and ancillary surgery centers.

INDUSTRY AND COMPANY OVERVIEW
PRESENTATION TO THE BOARD OF DIRECTORS page 22

HOSPITAL OUTSOURCING / PRIMARY CARE REVENUE PROJECTIONS - ($ in Millions)

Hospital Outsourcing
Existing Hospital Outsourcing:

                                                         1999        2000        2001        2002        2003
Anesthesia                                            $  10.4     $   9.9     $   9.5     $   9.5     $   9.5
% of total Existing Hospital Outsourcing Revenue         44.8%       48.2%       47.0%       47.0%       47.0%

Neonatal & Pediatric                                      4.6         4.6         4.6         4.6         4.6
% of Total Existing Hospital Outsourcing Revenue         19.8%       22.3%       22.8%       22.8%       22.8%

Obstetrical                                               0.9         0.9         0.9         0.9         0.9
% of Total Existing Hospital Outsourcing Revenue          3.7%        4.2%        4.2%        4.2%        4.2%

Emergency                                                 7.3         5.2         5.2         5.2         5.2
% of Total Existing Hospital Outsourcing Revenue         31.6%       25.3%       25.9%       25.9%       25.9%

Total Existing Hospital Outsourcing                   $  23.2     $  20.6     $  20.2     $  20.2     $  20.2
% of Total Existing Revenues                             23.5%       21.5%       21.1%       21.1%       21.1%

Internal Contract Growth                              $   0.3     $   0.9     $   1.8     $   2.9     $   4.2

New Contracts                                         $   2.8     $   3.6     $   3.9     $   3.5     $   3.9

Acquisitions - Hospital Outsourcing                   $   9.6     $  15.1     $  21.2     $  28.6     $  38.1

Total Hospital Outsourcing (Existing Bad Debt)        $  35.9     $  40.2     $  47.1     $  55.2     $  66.4

Primary Care
Existing Primary Care:
                                                         1999        2000        2001        2002        2003
Total Existing Primary Care Revenue                   $   2.0     $   2.0     $   2.0     $   2.0     $   2.0
% of Total Existing Revenues                              2.0         2.0         2.1         2.1         2.1

Total Primary Care (Excluding Bad Debt)               $   2.0     $   2.0     $   2.0     $   2.0     $   2.0

INDUSTRY AND COMPANY OVERVIEWPRESENTATION TO THE BOARD OF DIRECTORS  page 23



INTEGRATED NETWORKS REVENUE PROJECTION - ($ in Millions)

Integrated Networks

Existing Integrated Networks:

                                                          1999        2000        2001        2002        2003
Anesthesia                                             $  36.1     $  36.1     $  36.1     $  36.1     $  36.1
% of Total Existing Integrated Networks Revenue           49.4%       49.4%       49.4%       49.4%       49.4%

Neonatal & Pediatric                                      11.1        11.1        11.1        11.1        11.1
% of Total Existing Integrated Networks Revenue           15.2%       15.2%       15.2%       15.2%       15.2%

Obstetrical                                                1.9         1.9         1.9         1.9         1.9
% of Total Existing Integrated Networks Revenue            2.5%        2.5%        2.5%        2.5%        2.5%

Obstetrical                                               19.7        19.7        19.7        19.7        19.7
% of Total Existing Integrated Networks Revenue           26.9%       26.9%       26.9%       26.9%       26.9%

Other                                                      4.3         4.3         4.3         4.3         4.3
% of Total Existing Integrated Networks Revenue            5.9%        5.9%        5.9%        5.9%        5.9%

Total Existing Integrated Networks                     $  73.1     $  73.1     $  73.1     $  73.1     $  73.1
% of Total Existing Revenue                               74.5%       76.5%       76.8%       76.8%       76.8%

Internal Contract Growth                               $   2.8     $   8.4     $  15.9     $  25.7     $  38.1

New Contracts                                          $   8.3     $  10.8     $  11.7     $  10.5     $  11.6
Ancillary Centers                                      $   0.2     $   2.4     $   4.7     $   0.0     $   0.0
Physician Startups                                     $   2.9     $   7.5     $  11.1     $  15.9     $  15.9
Acquisitions - Integrated Networks                     $  38.2     $  60.2     $  84.6     $ 114.2     $ 152.2

Total Integrated Networks (Excluding Bad Debt)         $ 125.5     $ 162.4     $ 201.1     $ 239.4     $ 290.9

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS  page 24

                                Executive Summary



                          Industry and Company Overview



                              Valuation (in a box)



                                   Conclusions



                                    Exhibits

VALUATION                        PRESENTATION TO THE BOARD OF DIRECTORS  page 25




VALUATION CONSIDERATIONS

Forward earnings multiples of physician management companies have declined approximately 30%-50% since early 1998, while average earnings multiple of S&P 500 has increased approximately 15%-20% (see page 10).

Clear distinction between value added PPM models and aggregation models.

Industry peers have faced integration challenges. Sheridan's management believes it is positioned to mitigate integration issues.

Operational density around key hospitals provides internal growth opportunities.

Network concentration facilitates market share growth.

Management sees significant opportunity to grow business but public market does not afford adequate access to capital to implement the Company's growth plan.

VALUATION                        PRESENTATION TO THE BOARD OF DIRECTORS  page 26




VALUATION INTRODUCTION

BHC's valuation is based on Sheridan financial information provided to BHC by Sheridan's management.

In valuing Sheridan, BHC utilized the following methods:

Comparison to publicly held companies.

Comparison to recent mergers and acquisitions.

Dilution analysis, all cash.

Discounted cash flow analysis.

Leveraged buyout analysis.

VALUATION                        PRESENTATION TO THE BOARD OF DIRECTORS  page 27

EARNINGS GENERATING CAPACITY

The following chart summarizes key statistics utilized by BHC to value Sheridan.

                                                  ($ in Millions)

                                          Latest Twelve
                                  1997      Months (1)    LQA (1)

Sales                            $ 98.6      $113.0       $116.3
EBITDA                             13.3        19.1         20.5
EBIT                               10.5        14.8         15.5
EBITDA-Average CapEx                4.9          NM           NM
Net Income                          5.2         6.4          6.7
Book Value                         41.4        64.8         64.8
Third-Party Debt Less Cash         31.4        85.2         85.2


(1) As of quarter ended December 31, 1998, except third-party debt less cash which is the amount projected to be outstanding at closing.

VALUATION                        PRESENTATION TO THE BOARD OF DIRECTORS  page 28


VALUATION

COMPARISON TO PUBLICLY HELD COMPANIES

         BHC reviewed the operating performance, financial performance, and market valuation of ten publicly held single-specialty and multi-specialty PPMs.

Single Speciality


    Company               Ticker Exchange                              Description
    -------               ---------------                              -----------
American  Oncology             AORI                        The Company is a national provider of comprehensive practice management
Resources, Inc.                (NASDAQ)                    services under long-term agreements to oncology practices, representing
                                                           304 physicians in 16 states. The Company's physicians provide a variety of medical services to cancer patients, integrating medical and gynecological oncology, hemotology, radiation oncology, and clinical trial participation. In December 1998, AORI announced merger plans with
                                                           PHYN.

American Physician Partners,   APPM                        The Company provides physician practice management services to
 Inc.                          (NASDAQ)                    radiology practices. The company develops, consolidates, and manages diagnostic imaging centers throughout the U.S. hospitals and 71 owned, operated, or managed diagnostic imaging centers throughout U.S.

AmeriPath, Inc.                PATH                        The Company provides integrated anatomic pathology services to
                               (NASDAQ)                    physicians, hospitals managed care organizations, and national clinical laboratories. The Company has 32 pathology practices, 122 hospital contracts, and 41 surgery center contracts in 10 states.

Pediatrix Medical Group, Inc.  PDX                         The Company specialized in neonnatal and perinatal care. PDX provides
                               (NYSE)                      physician management services to more then 120 NICUs and employs or contracts with approximately 345 physicians. On February 12, 1999, PDX announced that it could no longer express confidence to comments on analyst estimates for 1998 due to its ongoing audit by KPMG. KPMG had informed PDX that the Company's accounting policies with respect to capitalization of certain acquisition related costs would not be acceptable to the SEC. PDX's stock dropped from $52.69 to $28.00 (a
                                                           46.9% decrease) on the date of the announcement.

Physician Reliance             PHYN                        The Company provides management, facilities, technical support,
Network, Inc.                  (NASDAQ)                    administration, and ancillary services to establish a network of oncology care. PHYN manages approximately 340 physicians in 127 practice locations throughout the United States. In December 1998, PHYN announced merger plans with AORI.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS  page 29


COMPARISON TO PUBLICLY HELD COMPANIES

         BHC reviewed the operating performance, financial performance, and market valuation of ten publicly held single-specialty and multi-specialty PPMs.


     Company               Ticker Exchange                       Description
     -------               ---------------                       -----------
MedPartners, Inc.                MDM                      The Company historically a physician practice management company, has
                                 (NYSE)                   recently begun divesting its physician practice. In January 1999, it completed the sale of its Government Services Division to American
                                                          Service Group, and in January 1999 MDM announced the divestiture to its
                                                          Team Health division to private equity funds Madison Dearborn
                                                          Partners.Cornerstone Equity Investors, and Beecken Petty & Company. MDM
                                                          provides primary and specialty healthcare services to pre-paid managed care enrollees and fee-for-service patients.

Phycor, Inc.                     PHYC                     The Company is a physician practice management company which operates
                                 (NASDAQ)                 multi-specialty clinics and manages independent practice associations.
                                                          PHYC also provides healthcare decision-support services to consumers.
                                                          The Company operates 57 clinics with approximately 3,890 physicians in
                                                          28 states and manages independent practice associations with over
                                                          26,000 physicians in 36 markets.

PhyMatrix Corp.                  PHMX                     The Company is a physician-driven, integrated medical management
                                 (NASDAQ)                 company. PHMX's primary strategy is to develop management networks in specific geographic locations by affiliating with physicians, medical providers, and medical networks.

Promedco Management Co.          PMCO                      The Company is a physician practice management company that focuses
                                 (NASDAQ)                  exclusively on premanaged care, secondary markets. PMCO consolidates physician groups into primary-care-driven multi-specialty networks. By providing access to capital, improving operations, increasing services, and expanding the size of its medical groups, PMCO helps physicians gain increasing control of medical expenditures in their communities.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS  page 30

PUBLIC VALUATIONS

                     ($ in Millions, Except Per Share Data)


Company Name         Ticker   3.22.99         Percent     Shares     Mkt.    Adjusted    LTM     1999E     2000(2)  Growth
Latest Qtr. - FYE             Price           of 52       Out        Value   Market              (2)                1999E-
                              Low-High        Week High   (Mils).            Value                                  2000E
                                                                             (1)
-----------------    ------   --------        ---------   -------    -----   --------    ---     -----     -------  ------
Single Specialty
American Oncology    AORI     $7.63           47.5%       48.9       $373.0  550.1       $0.61   $0.75     0.97     29.3%
9/30/98 Dec.                  $7.06 -$16.06

American Physician   APPM     $6.00           51.1        19.2       115.4   224.8       0.70    0.90      1.15     27.8%
9/30/98 Dec                   4.00 - 11.75

AmeriPath, Inc.      PATH     7.81            40.8        21.0       163.8   272.8       0.89    1.02      1.21     18.6%
9/30/98 Dec.                  3.88 - 19.13

Pediatrix Medical    PDX      21.94           33.5        15.3       335.3   352.6       1.72    2.23      2.65     18.8%
Group                         18.06 - 65.56
9/30/98 Dec

Physician Reliance   PHYN     7.03            46.9        51.4       361.4   418.3       0.56    0.67      0.82     22.4%
Network                       6.63 - 15.00
9/30/98 Dec.

                                                                                                 MEDIAN:            22.4%

MULTI-SPECIALTY

MedPartners          MDM      $3.25           27.4%       199.0      $646.8  $2,256.0    0.07    $0.42     $0.61    45.2%
9/30/98 Dec                   1.63 - 11.88

Phycor, Inc.         PHYC     5.19            19.6%       76.2       395.0   987.5       0.76    0.64      0.73     14.1
9/30/98 Dec                   3.94 - 26.44

PhyMatrix            PHMX     1.94            14.5%       30.0       58.1    149.2       0.68    0.76      0.85     12.0
10/30/98 Jan.                 1.50 - 13.36

Promedco Management  PMCO     4.44            27.3%       21.1       93.8    118.3       0.61    0.70      0.89     27.1
9/30/98 Dec                   3.88 - 16.25

                                                                                                 MEDIAN:            20.6%

                                                                                                 LOW:               12.0%

                                                                                                 MEAN:              23.9%

                                                                                                 MEDIAN:            22.4%

                                                                                                 HIGH               45.2%

Sheridan Healthcare  SHCR     $8.25           47.1%       6.7        $55.4   $140.6      $0.78   $0.96     $1.12    16.7%
122/31/98 Dec.                6.50 - $17.50



                                 P/E Multiples     2000 P/E  Adjusted Market Value
                                 --------------    --------  ---------------------
Company Name         Ticker      LTM      1999E    2000E       To         Sales         EBITDA         EBIT
Latest Qtr. - FYE                                              Proj.
                                                              Growth

-----------------    ------      -----    ------   --------  --------     -----        ------         -----
Single Specialty
American Oncology    AORI        12.5x    10.2 x   7.9 x       26.8%        1.3x          7.1 x          9.6 x
9/30/98 Dec.

American Physician   APPM        8.6 x    6.7 x    5.2 x       18.8%        2.3 x         7.4 x          10.1 x
9/30/98 Dec

AmeriPath, Inc.      PATH        8.8 x    7.7 x    6.5 x       34.7%        1.7 x         5.6 x          7.3 x
9/30/98 Dec.

Pediatrix Medical    PDX         12.8x    9.8 x    8.3 x       44.0%        2.1 x         6.7 x          7.8 x
Group
9/30/98 Dec

Physician Reliance   PHYN        12.6x    10.5 x   8.6 x       38.3%        1.1 x         5.9 x          8.8 x
Network
9/30/98 Dec.

                                 12.5X    9.8X     7.9X        34.7%        1.7X          6.7X           8.8X

MULTI-SPECIALTY

MedPartners          MDM         46.4 x   7.7x     5..3 x      11.8%        0.3x          39.8 x*        NM
9/30/98 Dec

Phycor, Inc.         PHYC        6.8 x    8.1 x    7.1 x       50.5%        0.7 x         4.5 x          7.1 x
9/30/98 Dec

PhyMatrix            PHMX        2.8 x    2.5 x    2.3 x       19.0%        0.4 x         5.1 x          9.9 x
10/30/98 Jan.

Promedco Management  PMCO        7.3x     6.3 x    5.0 x       18.4%        0.6 x         4.8 x          6.3 x
9/30/98 Dec

                                 7.1X     7.0X     5.2X        18.7%        0.5X          5.0X           7.1X

                                 2.8X     2.5X     2.3X        11.8%        .3X           4.5X           6.3X

                                 13.2X    7.7X     6.2X        29.1%        1.2X          5.9X           8.4X

                                 8.8X     7.7X     6.5X        26.8%        1.1X          5.9X           8.3X

                                 46.4X    10.5X    8.6X        50.5%        2.3X          39.8X          10.1X

Sheridan Healthcare  SHCR        10.6x    8.6x     7.4x        44.2%        1.2x          7.3x           9.5x
122/31/98 Dec.

(1)  Market value of equity plus net debt.

(2)  Estimates obtained from the first Call Network, on 2/27/99.

* Excluded from mean calculation because MedPartners has announce its intention to exit the physician practice management business and has experienced significant negative operating issues.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS  page 31

PUBLIC VALUATIONS

                     ($ in Millions, Except Per Share Data)

                                  INCOME STATEMENT                   PROFITABILITY AND RETURNS              HISTORICAL GROWTH

                                  Percent of Sales                 Return                    Return      Sales    EBIT       Net
                                  -----------------------------    ------                    ------     ------   ------
                                                                                             Reform                        Income
Single Specialty     Sales        EBITDA      EBIT        Net      EBITDA   EBIT      Net       On      2 Year   2 Year     2 Year
                                                       Income(1)                    Income   Equity(2)  CAGR     CAGR       CAGR

----------------    -------       ------     ------    --------   ------   ------    ------   --------  ------   ------     -------
American Oncology    $420.5       $77.6        57.3      28.4      18.4%    13.6%       6.7%     9.9%    80.1%      60.5       40.3
American Physician     98.3        30.5        22.3      13.0      31.1%    22.7%      13.2%   348.4%       NM        NM         NM
AmeriPath             161.1        48.5        37.3      16.5      30.1%    23.2%      10.3%     9.8%   160.1%     175.7      198.8
Pediatrix Medical     170.1        52.9        45.3      27.2      31.1%    26.6%      16.0%    14.4%    71.4%      77.5       76.5
Group
Physician             378.5        71.4        47.5      27.1      18.9%    12.6%       7.2%     8.3%    52.1%        NM         NM
Reliance Network
MEDIAN               $170.1       $52.9       $45.3     $27.1      30.1%    22.7%      10.3%     9.9%    75.8%     77.5%     76..5%
Multi Specialty
MedPartners         $6,923.5      $56.7     ($74.2)  ($174.4)       0.8%       NM         NM       NM    27.3%        NM         NM
Phycor, Inc.        1.419.9       221.5       138.1      71.1      15.6%     9.7%       5.0%     8.0%    59.2%      64.3       78.8
PhyMatrix             375.6        29.0        15.1       6.5       7.7%     4.0%       1.7%     3.5%   103.0%        NM         NM
Promedco              189.6        24.9        18.8      11.4      13.1%     9.9%       6.0%      6.8   220.6%        NM         NM
Management
MEDIAN:              $897.8       $42.9       $16.9      $9.0      10.4%     9.7%       5.0%     6.8%    81.1%     64.3%      78.8%

LOW:                  $98.3       $24.9     ($74.2)  ($174.4)       0.8%     4.0%       1.7%     3.5%    27.3%     60.5%      40.3%
MEAN:               1,126.4        68.1        34.1       3.0      18.5%    15.3%       8.3%    55.6%    96.7%     94.5%      98.6%
MEDIAN:               375.6        52.9        37.3      16.5      18.4%    13.1%       7.0%     9.0%    75.8%     70.9%      77.7%
HIGH:               6,923.5       221.5       138.1      71.1      31.1%    26.6%      16.0%   384.4%   220.6%    175.7%     198.8%

Sheridan             $113.0       $19.1       $14.8      $6.4     $16.9%    13.1%       5.6%     9.8%    10.3%     35.9%      39.0%
Healthcare


                                   CAPITALIZATION

                      Net Debt                   Net Debt   EBITDA

                                                              to
Single Specialty      to Total   Book    Net         To       LTM
                      Capital   Value   Debt       EBITDA  Interest
                                        (3)
----------------      --------   ------  -------    ------  --------
American Oncology        38.2%   $286.5   $177.0      2.3x     6.8x
American Physician       97.0%      3.4    109.4      3.6x     6.1x
AmeriPath                39.1%    169.5    109.0      2.2x     6.1x
Pediatrix Medical         8.4%    188.3     17.3      0.3x     62.8
Group
Physician                14.8%    326.0     56.8      0.8x    16.8x
Reliance Network
MEDIAN                   38.2%   $188.3   $109.0      2.2X    6.8X
Multi Specialty
MedPartners              96.4%     60.4  $1609.2    28.4 x   0.6 x
Phycor, Inc.             40.0%    887.9    592.4      2.7x   6.7 x
PhyMatrix                33.3%    182.8     91.1      3.1x   4.2 x
Promedco                 12.6%    169.6     24.5      1.0x   51.5x
Management
MEDIAN:                  36.6%   $176.2   $341.8      2.9x    5.4X

LOW:                      8.4%      3.4     17.3      0.3x    0.6x
MEAN:                    42.2%    252.7    309.6      4.9x   18.0X
MEDIAN:                  38.2%    182.8    109.0      2.3x    6.7x
HIGH:                    97.0%    887.9  1,609.2     28.4x   62.8x

Sheridan                 56.8%    $64.8    $85.2       4.4     4.8
Healthcare


(1)  Before one-time charges

(2)  Equal to net income divided by period-end book equity.

(3) Equal to the sum of short-term debt, long-term debt and capital leases less cash and marketable securities.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 32


VALUATION BASED UPON MEDIAN PUBLIC COMPANY COMPARISON

                       Comparison to Single-Specialty PPMs
                                 ($ in Millions)

                                           Median                       Debt -
Capitalization Rate          SHERIDAN     Multiple =   Gross Value -    Cash (1) =     Equity Value
-------------------          --------     ----------   -------------    ----------     ------------
Adj. MV / Net Sales           $113.0        1.7          $191.3          $85.2          $106.1
Adj. MV / EBITDA                19.1        6.7           127.7           85.2            42.5
Adj. MV / EBIT                  14.8        8.8           130.0           85.2            44.8

Implied Equity Value Based Upon Median Multiple
Plus Debt - Cash                                                                        $ 44.8
                                                                                          85.2
Implied Gross Value                                                                     $130.0
Implied Equity Value Per Share (2)                                                      $ 6.69

                       Comparison to Multi-Specialty PPMS
                                 ($ in Millions)

                                          Median                       Debt -
Capitalization Rate          SHERIDAN x  Multiple =    Gross Value    Cash (1) =    Equity Value
-------------------          --------    ----------    -----------    ----------    ------------
Adj. MV / Net Sales           $113.0        0.5           $57.7         $85.2         $(27.5)
Adj. MV / EBITDA                19.1        5.0            94.9          85.2            9.7
Adj. MV / EBIT                  14.8        7.1           105.6          85.2           20.4

Implied Equity Value Based Upon Median Multiple
Plus Debt - Cash                                                                      $  9.7
                                                                                        85.2
Implied Gross Value                                                                   $ 94.9
Implied Equity Value Per Share (2)                                                    $ 1.44

(1) Third-party debt less cash. At closing, Sheridan is projected to have approximately $85.2 million in third-party net debt on its balance sheets.

(2) Based on 6.7 million diluted shares after conversion of in-the-money options, relative to $9.25 offer price, according to the Treasury Stock Method.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 33

COMPARISON TO SELECTED RECENT MERGERS AND ACQUISITIONS

                                ($ IN Thousands)


                                                       Latest Twelve Months
Target /                                                                               Equity   Adjusted Market
     Acquiring Company (Announcement Date)       Sales       EBITDA        EBIT        Value     Value (AMV)(1)
                                                 -----       ------        ----        -----     --------------
MedPartners Team Health Operations             $547,785(2)  $ 54,268(2)  $ 44,528(2)  $335,000      $335,000
      Madison Dearborn, Cornerstone,
      Beecken Petty & Co. (1/99)
Physician Reliance Network (Pending)            378,511       71,413       47,511      609,951       666,794
      American Oncology Resources (12/98)

Company 1                                       171,000        7,882           NA       67,000        67,000
      Strategic Buyer (9/98)
First Physician Care                             57,563       (2,324)      (4,381)      70,000        78,029
      Phycor, Inc. (12/97)
Talbert Medical Management                      430,678      (27,887)     (29,991)     200,000       132,543
      Medpartners, Inc. (8/97)
Health Partners, Inc.                           155,973       (4,201)      (6,975)     115,000       110,031
      FPA Medical Management, Inc. (7/97)
Occusystems, Inc.                               187,506       35,611       27,109      458,000       554,602
      CRA Managed Care, Inc. (4/97)
InPhynet Medical Management                     443,124       26,618       21,968      413,000       406,512
      Medpartners, Inc. (1/97)
AHI Healthcare Systems, Inc.                    119,179      (15,913)     (18,493)     117,000       103,414
      FPA Medical Management, Inc. (11/96)
American Ophthalmic, Inc.                        62,165        9,407        5,839       70,000       121,702
      Physicians Resource Group, Inc. (10/96)


                                                    Latest Twelve Months
Target /                                            AMV/    AMV/    AMV/
     Acquiring Company (Announcement Date)          Sales  EBITDA   EBIT
                                                    -----  ------   ----
MedPartners Team Health Operations                  0.6x     6.2x    7..5x
      Madison Dearborn, Cornerstone,
      Beecken Petty & Co. (1/99)
Physician Reliance Network (Pending)                1.8x     9.3x    14.0x
      American Oncology Resources (12/98)

Company 1                                           0.4x     8.5x       NA
      Strategic Buyer (9/98)
First Physician Care                                1.4x       NM       NM
      Phycor, Inc. (12/97)
Talbert Medical Management                          0.3x       NM       NM
      Medpartners, Inc. (8/97)
Health Partners, Inc.                               0.7x       NM       NM
      FPA Medical Management, Inc. (7/97)
Occusystems, Inc.                                   2.9x   15.3x*   20.1x*
      CRA Managed Care, Inc. (4/97)
InPhynet Medical Management                         0.9x   15.3x*   18.5x*
      Medpartners, Inc. (1/97)
AHI Healthcare Systems, Inc.                        0.9x       NM       NM
      FPA Medical Management, Inc. (11/96)
American Ophthalmic, Inc.                           2.0x   12.9x*   20.8x*
      Physicians Resource Group, Inc. (10/96)

(1)   Adjusted market value equals equity value plus net debt.

(2) Proforma financial information from Team Health High Yield preliminary prospectus

* Excluded from mean and median because of substantial valuation declines in the segment during 1998.

Low:          0.3x      6.2x     7.5x
Mean:         1.2x      8.0x    10.8x
Median:       0.9x      8.5x    10.8x
High:         2.9x     15.3x    20.8x

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 34

COMPARISON TO SELECTED RECENT MERGERS AND ACQUISITIONS - SINGLE-SPECIALTY

Single-Specialty PPMs                                                       ($ in Thousands)
                                             Latest Twelve Months                                  Latest Twelve Months
Target /                                    Sales    EBITDA   EBIT     Equity    Adjusted       AMV/       AMV/       AMV/
   Acquiring Company (Announcement Date)                               Value     Market Value   Sales     EBITDA      EBIT
                                                                                 (AMV) (1)
Physician Reliance Network (Pending)       $378,511  $71,413  $47,511  $609,951  $666,794       1.8x       9.3x       14.0x
   American Oncology Resources (12/98)


                                 ($ in Millions)

Capitalization Rate                              SHERIDAN X    Median Multiple =  Gross Value -    Debt - Cash =   Equity Value
                                                                                                        (2)
Adj. MV / Net Sales                                $113.0            1.8 x            $199.0           $85.2           $113.8
Adj. MV / EBITDA                                     19.1              9.3             178.8            85.2             93.6
Adj. MV /EBIT                                        14.8             14.0             207.3            85.2            122.1

Implied Equity Value Based Upon Median Multiple                                                                        $113.8
   Plus: Debt - Cash
                                                                                                                         85.2
                                                                                                                      -------
Implied Gross Value                                                                                                    $199.0

            Implied Equity Value Per Share (2)                                                                         $16.99

(1)   Adjusted market value equals equity value plus net debt.

(2) Third-party debt less cash. At closing, Sheridan is projected to have approximately $85.2 million in third-party net debt.

(3) Based on 6.7 million diluted shares after conversion of in-the-money options, relative to $9.25 offer price, according to the Treasury Stock Method.

- Based upon a comparison to recent mergers and acquisitions in the Single-Specialty PPM sector, the implied valuation for 100% of the equity of Sheridan is $113.8 million, yielding an implied equity per share value of $16.99. This leads to an implied enterprise value of $199.0 million.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 35

COMPARISON TO SELECTED RECENT MERGERS AND ACQUISTIONS - MULTI-SPECIALTY

Multi-Specialty PPMs                                                     ($ in Thousands)
                                                 Latest Twelve Months                                       Latest Twelve Months
Target /                                    Sales       EBITDA       EBIT       Equity    Adjusted Market   AMV/     AMV/     AMV/
   Acquiring Company (Announcement Date)                                         Value    Value (AMV) (1)   Sales   EBITDA    EBIT
MedPartners Team Health Operations        $547,785(2)  $54,268(2)  $44,528(2)  $335,000       $335,000      0.6x     6.2x     7.5x
   Madison Dearborn, Cornerstone,
   Beecken Petty & Co. (1/99)

Company 1                                  171,000       7,882          NA       67,000         67,000      0.4x     8.5x      NA
   Strategic Buyer (9/98)
   Median                                                                                                   0.5x     7.3x     7.5x


                                 ($ in Millions)

Capitalization Rate                              SHERIDAN X      Median Multiple =    Gross Value -    Debt - Cash =    Equity Value
                                                                                                            (3)
Adj. MV / Net Sales                                $113.0              0.5 x              $56.7             $85.2           $(28.5)
Adj. MV / EBITDA                                     19.1                7.3              140.5              85.2             55.3
Adj. MV /EBIT                                        14.8                7.5              111.1              85.2             25.9

Implied Equity Value Based Upon Median Multiple                                                                             $ 25.9
   Plus: Debt - Cash                                                                                                          85.2
                                                                                                                            ------
Implied Gross Value                                                                                                         $111.1

           Implied Equity Value Per Share (4)                                                                               $ 3.87

(1)   Adjusted market value equals equity value plus net debt.

(2) Proforma financial information from Team Health High Yield preliminary prospectus.

(3) Third-party debt less cash. At closing, Sheridan is projected to have approximately $85.2 million in third-party net debt on its balance sheets.

(4) Based on 6.7 million diluted shares after conversion of in-the-money options, relative to $9.25 offer price, according to the Treasury Stock Method.

- Based upon a comparison to recent mergers and acquisitions in the Multi-Specialty PPM sector, the implied valuation for 100% of the equity of Sheridan is $25.9 million, yielding an implied equity per share value of $3.87. This leads to an implied enterprise value of $111.1 million.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 36

DILUTION ANALYSIS - ALL CASH

- The maximum purchase price for 100% of Sheridan is approximately $127.3 million assuming:

                                   ASSUMPTIONS

Purchase Price (Enterprise Value)                                      $127,282
% Debt                                                                    100.0%
Rate                                                                        8.0%
SHERIDAN Book Value as of 12/31/98                                     $ 64,779
New Goodwill Created                                                     62,503
Annual Amortization (1)                                                   2,500


                                                                         1998
                                                                         ----
Sales                                                                 $ 112,990
EBITDA                                                                   19,149
EBIT                                                                     14,770
                                                                        --------
Net Income, Pre Transaction                                               8,050

Incremental Amortization (1)                                             (2,500)
Incremental Interest Expense, Net of Tax                                 (5,550)
Benefit (2)
Net Change in Earnings                                                $       0

EBITDA Multiple                                                            6.6x

- Assuming a 100% debt financed purchase price at 7% and 8% interest rates, the following earnings effects would result:

Graph to be inserted

Earnings Effect ($ in Thousands)
($2,000); ($1,500); ($1,000); ($500); $0; $500; $1,000; $1,500; $2,000; $2,500
Purchase Price in Millions
7% Interest Rate; 8% Interest Rate

- Implied per share "breakdown" purchase prices for 7% and 8% cost of debt are $7.60 and $6.27, respectively, assuming no synergies.


(1)   Assumes 25-year amortization of goodwill.

(2)   Assumes 45.5% tax rate.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 37

DISCOUNTED CASH FLOW ANALYSIS - NO ACQUISITIONS

-     Based upon the valuation analysis used by many strategic buyers.

- BHC used a weighted average cost of capital of 9.30%-13.30% and a terminal multiple of fiscal year 2003 EBITDA of 4.5x.

                          Implied Adjusted Market Value
                                 ($ in Millions)

                                                         Terminal EBITDA Multiple
                                         4.00x         4.25x        4.50x        4.75x          5.00x
                                         -----         -----        -----        -----          -----
                              9.30%       $108          $113         $118         $122           $127
Weighted Average Cost        10.30%        104           108          113          117            122
of Capital                   11.30%        100           104          108          113            117
                             12.30%         96           100          104          108            112
                             13.30%         92            96          100          104            108


                           Implied Equity Market Value
                                 ($ in Millions)

                                                         Terminal EBITDA Multiple
                                         4.00x         4.25x        4.50x        4.75x          5.00x
                                         -----         -----        -----        -----          -----
                              9.30%        $23           $28          $32          $37            $42
Weighted Average Cost        10.30%         19            23           28           32             37
of Capital                   11.30%         14            19           23           27             32
                             12.30%         10            15           19           23             27
                             13.30%          7            11           15           19             23


                      Implied Equity Market Value Per Share

                                                          Terminal EBITDA Multiple
                                         4.00x         4.25x        4.50x        4.75x          5.00x
                                         -----         -----        -----        -----          -----
                              9.30%      $3.42         $4.13        $4.84        $5.55          $6.26
Weighted Average Cost        10.30%       2.77          3.44         4.12         4.80           5.48
of Capital                   11.30%       2.15          2.80         3.44         4.09           4.74
                             12.30%       1.56          2.18         2.80         3.42           4.04
                             13.30%       1.00          1.60         2.19         2.78           3.38

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 38

DISCOUNTED CASH FLOW ANALYSIS - 6.0x EBITDA PURCHASE MULTIPLE

-     Based upon the valuation analysis used by many strategic buyers.

- BHC used a weighted average cost of capital of 9.30%-13.30% and a terminal multiple of fiscal year 2003 EBITDA of 6.0x.

                          Implied Adjusted Market Value
                                 ($ in Millions)

                                                           Terminal EBITDA Multiple
                                          5.50x         5.75x        6.00x        6.25x          6.50x
                                          -----         -----        -----        -----          -----
                              9.30%       $151          $164         $178         $191           $204
Weighted Average Cost        10.30%        141           154          167          179            192
of Capital                   11.30%        132           144          156          168            181
                             12.30%        123           135          146          158            170
                             13.30%        115           126          137          148            159


                           Implied Equity Market Value
                                 ($ in Millions)

                                                           Terminal EBITDA Multiple
                                          5.50x         5.75x        6.00x        6.25x          6.50x
                                          -----         -----        -----        -----          -----
                              9.30%        $66           $79          $92         $106           $119
Weighted Average Cost        10.30%         56            69           81           94            107
of Capital                   11.30%         47            59           71           83             95
                             12.30%         38            50           61           73             84
                             13.30%         30            41           52           63             74


                      Implied Equity Market Value Per Share

                                                          Terminal EBITDA Multiple
                                         5.50x         5.75x        6.00x        6.25x          6.50x
                                         -----         -----        -----        -----          -----
                              9.30%      $9.83        $11.81       $13.80       $15.78         $17.76
Weighted Average Cost        10.30%       8.37         10.26        12.15        14.05          15.94
of Capital                   11.30%       6.98          8.80        10.61        12.42          14.23
                             12.30%       5.68          7.41         9.15        10.88          12.61
                             13.30%       4.45          6.11         7.77         9.42          11.08

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   page 39

DISCOUNTED CASH FLOW ANALYSIS - 5.0x EBITDA PURCHASE MULTIPLE (BASE CASE)

-     Based upon the valuation analysis used by many strategic buyers.

- BHC used a weighted average cost of capital of 9.30%-13.30% and a terminal multiple of fiscal year 2003 EBITDA of 6.0x.

                          Implied Adjusted Market Value
                                 ($ in Millions)

                                                          Terminal EBITDA Multiple
                                         5.50x         5.75x        6.00x        6.25x          6.50x
                                         -----         -----        -----        -----          -----
                              9.30%       $188          $201         $214         $227           $241
Weighted Average Cost        10.30%        177           189          202          215            228
of Capital                   11.30%        167           179          191          203            215
                             12.30%        157           169          180          192            203
                             13.30%        148           159          170          181            192


                           Implied Equity Market Value
                                 ($ in Millions)

                                                         Terminal EBITDA Multiple
                                         5.50x         5.75x        6.00x        6.25x          6.50x
                                         -----         -----        -----        -----          -----
                              9.30%       $102          $116         $129         $142           $155
Weighted Average Cost        10.30%         92           104          117          130            142
of Capital                   11.30%         81            94          106          118            130
                             12.30%         72            83           95          107            118
                             13.30%         63            74           85           96            107


                      Implied Equity Market Value Per Share

                                                          Terminal EBITDA Multiple
                                         5.50x         5.75x        6.00x        6.25x          6.50x
                                         -----         -----        -----        -----          -----
                              9.30%     $15.27        $17.25       $19.24       $21.22         $23.20
Weighted Average Cost        10.30%      13.67         15.56        17.46        19.35          21.25
of Capital                   11.30%      12.15         13.96        15.77        17.59          19.40
                             12.30%      10.72         12.45        14.19        15.92          17.65
                             13.30%       9.37         11.03        12.68        14.34          16.00

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   Page 40

LEVERAGED BUYOUT ANALYSIS - 6.0X EBITDA PURCHASE MULTIPLE

- Sources and uses of funds, as well as potential returns to debt and equity holders, are based upon market guidelines.

- The analysis assumes an exit multiple of 6.0x fiscal 2003 EBITDA and does not assumed recap accounting.

- $7.10 implied equity purchase price per share providing 27.8% return to new equity investors and 29.7% return to management.


          Uses                   Amount        Sources              Amount     % Total               5-Year Returns
          ----                   ------        -------              ------     -------               --------------
Purchase Price of Equity         $ 47.6    Senior Term Loan         $ 75.0       51.8%      8.0%
Repayment of Existing Debt (1)     85.2    Subordinated Debt          20.0       13.8      11.0%      6.8% warrant
Transaction Costs                  12.0    New Investor Equity        46.8       32.3      27.8%     87.2% ownership
Required Cash (Excess)              0.0    Management Equity           3.0        2.1      29.7%      6.0% ownership
Total                            $144.8    Total                    $144.8      100.0%

(1) Projected Sheridan net debt at closing.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   Page 41

LEVERAGED BUYOUT ANALYSIS - 5.0 EBITDA PURCHASE MULTIPLE (BASE CASE)

- Sources and uses of funds, as well as potential returns to debt and equity holders, are based upon market guidelines.

- The analysis assumes an exit multiple of 6.0x fiscal 2003 EBITDA and does not assume recap accounting.

- $9.25 implied equity purchase price per share providing 27.8% return to new equity investors and 29.7% return to management.

         Uses                      Amount         Sources             Amount    % Total                5-Year Returns
         ----                      ------         -------             ------    -------                --------------
Purchase Price of Equity           $ 62.1    Senior Term Loan         $ 75.0      47.1%       8.0%
Repayment of Existing Debt (1)       85.2    Subordinated Debt          20.0      12.6       11.0%      6.8% warrant
Transaction Costs                    12.0    New Investor Equity        61.3      38.5       27.8%     88.5% ownership
Required Cash (Excess)                0.0    Management Equity           3.0       1.9       29.7%      4.7% ownership
Total                              $159.3    Total                    $159.3     100.0%

(1) Projected Sheridan net debt at closing.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   Page 42

HEALTHCARE LBO PREMIUM ANALYSIS

- Vestar proposed $9.25 equity purchase price results in purchase premiums that compare favorably to recent healthcare leveraged buyouts.

                                      LCA    SUMMIT CARE    MEDCATH   HARBORSIDE   COMPDENT (3)   CENTENNIAL   CONCENTRA   SHERIDAN
                                      ---    -----------    -------   ----------   ------------   ----------   ---------   --------
Announced Strategic Alternatives    3/4/97    10/22/97           NA          NA            NA            NA    10/30/98   10/29/98
Announced Agreement                 5/7/97      2/6/98      3/13/98     4/16/98       7/28/98      10/22/98      3/3/99         NA
Unaffected Price (1)                 26.1%       26.3%         15.2%       16.3%         33.3%        88.2%        57.1%      41.0%
52-week high                          2.5%       (1.2%)        (6.2%)       4.2%        (35.1%)      (36.3%)      (52.9%)    (47.1%)
52-week low                          95.2%      100.0%         53.5%      122.0%        100.0%       128.5%       170.9%      42.3%
Affected Price (2)                   11.0%       20.0%         15.2%       16.3%         33.3%        88.2%        61.0%      12.1%

(1) Represents premium of purchase price to stock price one day prior to announcement of information relating to possible corporate transaction (e.e. announcing exploring strategic alternatives or company announcing merger agreement), which would affect stock price.

(2) Represents premium of purchase price to affected stock price on day prior to announcement of a merger agreement.

(3) On January 19, 1999 CompDent's Board of Directors signed an amendment to the 7/2/98 merger which reduced the purchase price per share from $18.00 to $15.00. Premiums based on revised offer price are: Unaffected price - 11.1%; 52-week high - (45.9%); 52-week low - 66.7%; Affected price -
      11.1%.

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   Page 43


VALUATION RANGE

Comparable Companies Analysis
Comparable Acquisitions Analysis
Dilution Analysis (no synergies)
DCF - No Acquisitions
DCF - 6.0x EBITDA
DCF - 5.0x EBITDA
LBO  (27.8% Return)

[chart]

VALUATION                       PRESENTATION TO THE BOARD OF DIRECTORS   Page 44

VALUATION OBSERVATIONS

- Public company and acquisition valuation data were reviewed for both single and multi-specialty PPMs. While Sheridan has focused its business lines around women's and children's health, it employs and provides management service to a variety of physician specialists. Therefore, multi-specialty PPM financial data are more comparable to Sheridan.

- Vestar's offer price exceeds the implied per share valuation achieved by applying both multi-specialty and single-specialty public company median enterprise value multiples.

- Vestar's offer price is in the range of implied per share valuation achieved by applying both multi-specialty and single-specialty PPM acquisition a valuation data. While the acquisition valuation range is broad, Vestar's offer price exceed impled share price (8.24) achieved by applying the median enterprise value to EBITDA multiple for recent comparable multi-specialty acquisitions.

- DCF and LBO analyses, other than the no acquisition scenario, assume physician practices are willing to affiliate with the Company at valuations between 5.0x and 6.0x EBITDA and that sufficient capital is available to Sheridan to complete these acquisitions and affiliations.

- Historically, Sheridan has generally completed its acquisitions within such a valuation range, but there can be no assurance that the Company will be able to complete acquisitions within this range.

-     Currently, the Company's access to incremental capital is limited.

CONCLUSIONS                     PRESENTATION TO THE BOARD OF DIRECTORS   Page 45


      Executive Summary

      Industry and Company Overview

      Valuation

      Conclusions

      Exhibits

CONCLUSIONS                     PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 46


CONCLUSION

- In connection with our review, we have relied upon the accuracy and completeness of the financial and other information provided by Sheridan's management, and we have not assumed any responsibility for any independent verification of such information.

- With respect to Sheridan's financial projections, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgement of Sheridan's management as to the future financial performance of Sheridan.

- We have discussed Sheridan's financial projections with management of Sheridan, but we assume no responsibility for Sheridan's financial projections or the assumptions upon which they are based.

- In arriving at our opinion, we have not made or obtained any evaluations or appraisals of the assets or liabilities of Sheridan.

- Our opinion is necessarily based on economic, market, financial, and other conditions and information made avaiable to us as of the date hereof.

- In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions.

- BASED UPON AND SUBJECT TO CERTAIN LIMITATIONS AND ASSUMPTIONS SET FORTH ABOVE AND ELSEWHERE IN THIS PRESENTATION, OUR EXPERIENCE AS INVESTMENT BANKERS, OUR WORK AS DESCRIBED IN THIS PRESENTATION, AND OTHER FACTORS WE DEEM RELEVANT, IT IS OUR OPINION THAT, AS OF THE DATE HEREOF, THE CONSIDERATION TO BE PAID PURSUANT TO THE TRANSACTION IS FAIR FROM A FINANCIAL POINT OF VIEW TO HOLDERS OF SHERIDAN COMMON STOCK, OTHER THAN MEMBERS OF MANAGEMENT PARTICIPATING WITH VESTAR IN THE TRANSACTION WITH RESPECT TO WHOM WE EXPRESS NO OPINION.

- It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion.

EXHIBITS                        PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 47



      Executive Summary



      Industry and Company Overview



      Valuation



      Conclusions



      Exhibits

EXHIBITS                        PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 48

VESTAR PROPOSED CAPITALIZATION


Proforma Capitalization (1)

                                                                      % Of
                                                                    Total Cap.
                                                                    ----------
Bank Debt                                             $ 75.0             47.5%

Mezzanine                                             $ 20.0             12.7%
                                                    --------         --------
                  Total Debt                          $ 95.0             60.1%


Vestar Common Equity                                  $ 59.9             38.0%

Management Equity                                     $  3.0              1.9%
                                                    --------         --------
                  Total Common Equity                 $ 62.9             39.9%

TOTAL CAPITALIZATION                                  $157.9            100.0%
                                                    --------         --------

Proforma Common Equity Ownership

                                                            Primary      Fully
                                               Primary      + Time       Diluted
                                               -------      ------       -------
Vestar capital Partners III, L.P.               88.8%         81.4%       76.7%

Management                                       4.4%         12.4%       17.5%


Mezzanine Warrants                               6.8%          6.2%        5.8%

         Total Ownership                       100.0%        100.0%      100.0%

(1) Proforma capitalization is stated before GAAP adjustments for recapitalization accounting.

EXHIBITS

MANAGEMENT PROJECTIONS - NO ACQUISITIONS




                             PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 49


MANAGEMENT PROJECTIONS - NO ACQUISITIONS



                             MANAGEMENT PROJECTIONS
                                 ($ in Millions)
                          Fiscal Year Ended December 31

                                         1999       2000      2001       2002      2003       CAGR
                                         ----       ----      ----       ----      ----       ----
Revenue                                 $122.2     $136.7    $152.6     $162.4    $178.6      10.0%
% Growth                                    NM       11.9%     11.6%       6.4%     10.0%
EBITDA                                    19.5       21.2      25.6       27.1      29.7      11.1%
% of Revenues                             16.0%      15.5%     16.8%      16.7%     16.6%
EBIT                                      14.0       14.9      18.8       19.8      22.8      13.0%
% of Revenues                             11.5%      10.9%     12.3%      12.2%     12.8%
Net Income                              $  4.7     $  5.5    $  8.2     $  7.3    $  8.7      16.6%
% of Revenues                              3.8%       4.0%      5.4%       4.5%      4.9%

Capital Expenditures                    $  4.0     $  3.5    $  3.0     $  3.0    $  3.0
Acquisition Expenditures                   0.0        0.0       0.0        0.0       0.0
Working Capital (Decrease) Increase        4.8        3.3       2.9        2.8       5.6

CONCLUSIONS                     PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 50


MANAGEMENT PROJECTIONS - 6.0x EBITDA PURCHASE MULTIPLE



                             MANAGEMENT PROJECTIONS
                                 ($ in Millions)
                          Fiscal Year Ended December 31

                                        1999       2000      2001       2002      2003       CAGR
                                        ----       ----      ----       ----      ----       ----
Revenue                                $172.8     $216.4     264.6     $313.5    $380.0      21.8%
% Growth                                   NM       25.2%     22.3%      18.5%     21.2%
EBITDA                                   32.1       40.6      52.7       67.0      82.9      26.8%
% of Revenues                            18.6%      18.8%     19.9%      21.4%     21.8%
EBIT                                     23.9       30.0      39.6       51.0      64.3      28.1%
% of Revenues                            13.8%      13.9%     15.0%      16.3%     16.9%
Net Income                             $  9.1     $ 11.1    $ 15.3     $ 20.3    $ 25.3      29.1%
% of Revenues                             5.3%       5.1%      5.8%       6.5%      6.7%

Capital Expenditures                   $  4.0     $  3.5    $  3.0     $  3.0    $  3.0
Acquisition Expenditures                 72.0       42.0      48.0       60.0      78.0
Working Capital (Decrease) Increase       6.0        5.2       5.2        7.3      14.3

CONCLUSIONS                     PRESENTATION TO THE BOARD OF DIRECTORS   PAGE 51


MANAGEMENT PROJECTIONS - 5.0x EBITDA PURCHASE MULTIPLE (BASE CASE)



                             MANAGEMENT PROJECTIONS
                                 ($ in Millions)
                          Fiscal Year Ended December 31

                                         1999       2000      2001       2002      2003       CAGR
                                         ----       ----      ----       ----      ----       ----
Revenue                                 $172.8     $216.4     264.6     $313.5    $380.0      21.8%
% Growth                                    NM       25.2%     22.3%      18.5%     21.2%
EBITDA                                    32.1       40.6      52.7       67.0      82.9      26.8%
% of Revenues                             18.6%      18.8%     19.9%      21.4%     21.8%
EBIT                                      24.4       30.8      40.7       52.5      66.3      28.4%
% of Revenues                             14.1%      14.2%     15.4%      16.7%     17.4%
Net Income                              $  9.9     $ 12.4    $ 17.2     $ 22.8    $ 28.8      30.6%
% of Revenues                              5.7%       5.7%      6.5%       7.3%      7.6%

Capital Expenditures                    $  4.0     $  3.5    $  3.0     $  3.0    $  3.0
Acquisition Expenditures                  60.0       35.0      40.0       50.0      65.0
Working Capital (Decrease) Increase        6.0        5.2       5.2        7.3      14.3

CONFIDENTIAL                                                               DRAFT


March __, 1999

Board of Directors
Sheridan Healthcare, Inc.
4651 Sheridan Street
Suite 400
Hollywood, Florida  33021

Members of the Board:

You have asked us to advise you with respect to the fairness to the stockholders of Sheridan Healthcare, Inc. ("Sheridan"), but excluding certain management stockholders who will continue as stockholders of Sheridan (the "Participating Management"), from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of March __, 1999 (the "Merger Agreement"), among Vestar/Calvary Holdings, Inc. ("Holdings"), Vestar/Calvary, Inc. ("Purchaser") (Holdings and Purchaser are entities formed at the direction of Vestar Capital Partners III, L.P. ("Vestar")), and Sheridan. The Merger Agreement provides, among other things, for (A) Purchaser to make a tender offer (the"Offer") to purchase for cash all outstanding shares of Sheridan's common stock, par value $.01 per share, and Class A common stock, par value $.01 per share (collectively, the "Common Stock") at a price of $9.25 per share and (B) the merger (the "Merger") of Purchaser with and into Sheridan, as soon as practicable following the expiration or termination of the Offer, with (i) each share of Common Stock being converted into the right to receive $9.25 in cash (the amount to be paid per share in the Offer or the Merger, the "Consideration"), and (ii) each outstanding option to purchase Sheridan Common Stock exercisable at a price less than $9.25 per share being exchanged for cash simultaneously with the Merger and all other options to purchase Sheridan Common Stock being terminated.

In arriving at our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to Sheridan,

(ii) reviewed certain other information, including financial forecasts, provided to us by Sheridan, and have met with Sheridan's management to discuss the business and prospects of Sheridan;

(iii) considered certain financial data of Sheridan and compared that data with similar data for publicly held companies in businesses similar to those of Sheridan

(iv) considered the financial terms of certain other business combinations and other transactions which have recently been effected;

(v)   reviewed the financial terms and conditions of the Merger Agreement; and

(vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Sheridan's management as to the future financial performance of Sheridan. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sheridan, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we and the Company's co-financial advisor, Salomon Smith Barney, approached third parties to solicit indications of interest in a possible acquisition of Sheridan.

We have acted as financial advisor to Sheridan in connection with the Merger and will receive a fee for our services, including for rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In the ordinary course of business, we or our affiliates may actively trade the debt and equity securities of Sheridan for our or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities. In addition, we and our affiliates in the past may have provided investment and commercial banking products and services for Sheridan, Vestar, and their respective affiliates and other related persons.

It is understood that this letter is for the information of the Board of Directors of Sheridan in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholders should vote on the proposed Merger or act with respect to the Offer. Our opinion does not address the relative merits of the transaction contemplated by the Merger Agreement as compared to any alternative business strategies that might exist for Sheridan, nor does it address the effect of any other business combination in which Sheridan might engage. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without First Union Capital Markets corp.'s prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to holders of the Common Stock (other than the Participating Management with respect to whom we express no opinion).


Very truly yours,




BOWLES HOLLOWELL CONNER
A division of First Union Capital Markets Corp.